Exhibit 99.1

Columbia Banking System Completes Acquisition of Pacific Premier Bancorp and Unifies Columbia Brand

Acquisition accelerates Southern California expansion

Columbia Bank unveils new brand, introduces name change to customers

TACOMA, Wash., (September 2, 2025)—Columbia Banking System, Inc. (“Columbia”) (Nasdaq: COLB), the parent company of Columbia Bank, and Pacific Premier Bancorp, Inc. (“Pacific Premier”) (Nasdaq: PPBI), the parent company of Pacific Premier Bank, National Association (“Pacific Premier Bank”), jointly announced today the closing of Columbia’s previously announced acquisition of Pacific Premier.

The addition of Pacific Premier advances Columbia’s strategic expansion in Southern California by more than a decade and further solidifies its market leadership in Northern California, Washington, Oregon and Arizona, strengthening its position as a leading western U.S.-based financial institution.

“Today marks an exciting milestone for our company. Columbia’s acquisition of Pacific Premier significantly accelerates our expansion in key western markets and unites two exceptional and complementary banks focused on delivering superior value to all our stakeholders,” said Clint Stein, Columbia President & CEO. “We are thrilled to welcome Pacific Premier associates, customers and communities to our company. We remain laser-focused on executing a seamless and efficient integration under the unified Columbia family of brands, in support of long-term shareholder value.”

At transaction close, Columbia’s assets increased to approximately $70 billion with approximately $50 billion in loans and $56 billion in deposits. The combined organization will operate more than 350 locations across eight western states—Washington, Oregon, California, Arizona, Colorado, Nevada, Utah and Idaho—reinforcing Columbia’s position as a regional banking leader with deep local roots and broad geographic reach. The company expects to integrate its systems and services in the first quarter of 2026.

Columbia Bank Name Change Complete

Effective September 1, 2025, Columbia Bank began serving customers under its unified name and brand, completing the transition announced earlier this year from the Umpqua Bank name. The change ensures brand clarity by simplifying Columbia’s family of brands, which also includes Columbia Wealth Management, Columbia Trust Company, Columbia Private Bank and Columbia Wealth Advisors.

Three Former Pacific Premier Directors Join Columbia’s Board of Directors

Former Pacific Premier Chairman, President and CEO Steve Gardner joined Columbia’s Board of Directors as a non-executive director upon completion of the transaction, and former Pacific Premier directors, M. Christian Mitchell and Jaynie Miller Studenmund, joined Columbia’s Board of Directors as independent directors. Additionally, Tom Rice has joined Columbia Bank’s executive leadership team as Chief Information Officer, assuming the role he held with Pacific Premier Bank at transaction close.

Closing Details

At the effective time of the merger on August 31, 2025, each share of Pacific Premier common stock was converted into the right to receive 0.9150 of a share of Columbia common stock. Former Pacific Premier stockholders collectively represent approximately 30% of Columbia’s shareholders post-closing. Shares of Pacific Premier will cease trading prior to the opening of the Nasdaq Stock Market on September 2, 2025.

About Columbia

Columbia Banking System, Inc. (Nasdaq: COLB) is headquartered in Tacoma, Washington and is the parent company of Columbia Bank, an award-winning western U.S. regional bank. Columbia Bank is the largest bank headquartered in the Northwest and one of the largest banks headquartered in the West with locations in Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah, and Washington. Columbia Bank combines the resources, sophistication, and expertise of a national bank with a commitment to deliver superior, personalized service. The bank supports consumers and businesses through a full suite of services, including retail and commercial banking, Small Business Administration lending, institutional and corporate banking, and equipment leasing. Columbia Bank customers also have access to comprehensive investment and wealth management expertise as well as healthcare and private banking through Columbia Wealth Management. Learn more at www.columbiabankingsystem.com.

Investor Relations Contact:

Jacquelynne “Jacque” Bohlen

ir@columbiabank.com

(503) 727-4100